EXHIBIT 99.1

Investor Relations Contact:	Public Relations Contact:
Michelle Levine Tel: 408-936-2775 mlevine@juniper.net	Tina Stewart Tel: 408-936-7687

Juniper Networks, Inc. Announces Completion of Independent Investigation of Historical Stock
Option Practices

Sunnyvale, California — December 20, 2006 — Juniper Networks, Inc. (NASDAQ-JNPR) today announced the completion of the independent investigation related to Juniper Networks’ historical stock option granting practices. This comprehensive seven-month review was conducted by Juniper Networks’ Audit Committee, which was assisted by both independent counsel and forensic accountants. The investigation involved the review of more than 785,000 documents. Juniper Networks’ Board of Directors has reviewed and adopted the Audit Committee’s findings.

As previously announced, the Company reached a conclusion that the actual measurement dates for financial accounting purposes of numerous stock option grants issued in the past differ from the recorded grant dates of such awards. The Audit Committee determined that there were numerous instances in which grant dates were chosen with the benefit of hindsight as to the price of the Company’s stock, so as to give favorable prices. In this regard, the Audit Committee identified serious concerns regarding certain former management. In addition, formal documentation often lagged the referenced grant date and there was insufficient exercise by management of responsibility for the stock option process. The Company currently anticipates that it will record additional non-cash charges for stock-based compensation expense of approximately $900 million, 99.9 percent of which relate to options granted between June 9, 1999 and December 31, 2003.

Juniper Networks’ CEO, Scott Kriens, received two stock option awards with measurement date issues. However, both options were canceled unexercised in 2001. Kriens has not exercised any stock options since 1998, approximately a year before the Company’s IPO.

The Audit Committee and the Board of Directors expressed their continuing confidence in Scott Kriens and the current management of the Company.

“As the leader of this company, I would like to express our regret, to everyone who relies on Juniper, for the difficulties this situation has caused for us all. In prior years, we should have had better stock option granting processes, controls and oversight in place, and we did not,” said Scott Kriens, Juniper’s CEO. “While we cannot undo the past, we will focus going forward on the filing of our financial statements, further improving the robustness of the Company’s stock option granting procedures, the ongoing cooperation with government agencies and the continued execution of our business strategy.”

The Company intends to file its Form 10-Q for each of the quarters ended June 30, 2006 and September 30, 2006, and any other required financial restatements during the first quarter of 2007. Juniper received a written notification from the staff of The NASDAQ Stock Market that the NASDAQ Listing Qualifications Panel has granted the Company’s request for continued listing on The NASDAQ Stock Market, subject to the conditions that the Company shall file on or before February 12, 2007 a written summary of the audit committee’s finding and its Forms 10-Q for the quarters ended June 30, 2006 and September 30, 2006. It is our intent to come into compliance with the NASDAQ listing qualifications.

About Juniper Networks, Inc.

Juniper Networks develops purpose-built, high performance IP platforms that enable customers to support a wide variety of services and applications at scale. Service providers, enterprises, governments and research and education institutions rely on Juniper to deliver a portfolio of proven networking, security and application acceleration solutions that solve highly complex, fast-changing problems in the world’s most demanding networks. Additional information can be found at www.juniper.net.

Juniper Networks and the Juniper Networks logo are registered trademarks of Juniper Networks, Inc. in the United States and other countries.

Statements in this release concerning the anticipated amount of stock based compensation charges and the expected timing of future financial filings are forward looking statements that involve a number of uncertainties and risks. Actual results could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: the discovery of additional facts, identification of additional charges, results of Nasdaq listing procedures or determinations, the process of completing and auditing financial statements, and reviews by regulatory bodies. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.